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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                     MICROS SYSTEMS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                for the years ended June 30, 1998, 1997 and 1996
                     (in thousands, except per share data)

The following table has been retroactively restated to reflect a two-for-one stock split, effected in the form of a stock dividend, paid June 23, 1998:

                                                                 1998       1997        1996
                                                              ----------  ---------  ---------
         Weighted-average number of common shares                 16,027     15,918     15,794
         Dilutive effect of outstanding stock options                663        183        218
                                                                  ------     ------     ------
         Weighted-average number of common and common
           equivalent shares outstanding                          16,690     16,101     16,012
                                                                  ======     ======     ======
         Net income                                              $19,641    $16,332     $2,392
                                                                 =======    =======     ======
         Basic net income per common share                         $1.23      $1.03      $0.15
                                                                   =====      =====      =====
         Diluted net income per common share                       $1.18      $1.01      $0.15
                                                                   =====      =====      =====
